Exhibit 99.1

Polypore International, Inc.
The Gibson Building
11430 N. Community House Rd, Suite 350
Charlotte, NC 28277
Tel: (704) 587-8409
www.polypore.net

PRESS RELEASE

Polypore Appoints Christopher J. Kearney to Board of Directors

CHARLOTTE, NC — October 30, 2012 — Polypore International, Inc. (NYSE: PPO) today announced that Christopher J. Kearney has been appointed to the Board of Directors, replacing W. Nicholas Howley, Chairman and Chief Executive Officer, TransDigm Group, Inc. Mr. Kearney will serve on the Company’s Compensation Committee.

Mr. Kearney is Chairman, President and Chief Executive Officer of SPX Corporation, a Charlotte-based, NYSE-listed globally diversified provider of highly engineered, innovative products and technologies that support two critical needs of modern societies: power and energy; and foods and beverages. Mr. Kearney brings notable multi-industry leadership experience with companies such as Grimes Aerospace Company, Borg-Warner Chemicals and General Electric, as well as expertise in corporate legal matters and global strategy. Mr. Kearney has been a director of SPX since 2004 and is also a director of Nucor Corporation.

Commenting on the change, Robert B. Toth, Polypore’s Chairman, President and Chief Executive Officer stated: “Nick has been a valuable contributor to the Company since 2005 and we want to thank him for his service to Polypore during our private equity ownership and Initial Public Offering, as well as through our growth as an organization. We’d also like to welcome Chris and we are very pleased he has agreed to join the board. Chris is a recognized leader both globally and in the Charlotte business community and his diverse and extensive experience across multiple industries will be valuable to us as we continue to position Polypore for long-term growth.”

About Polypore International, Inc.

Polypore International, Inc. is a global high technology filtration company specializing in microporous membranes. Polypore’s flat sheet and hollow fiber membranes are used in specialized applications that require the removal or separation of various materials from liquids, primarily in the ultrafiltration and microfiltration markets. Based in Charlotte, NC, Polypore International, Inc. is a market leader with manufacturing facilities or sales offices in ten countries serving six continents. See www.polypore.net.

CONTACT:

Polypore International, Inc.
Polypore Corporate Communications

Tel:  (704) 587-8409

polycorpcom@polypore.net

Polypore Investor Relations

Tel: (704) 587-8886

investorrelations@polypore.net